Exhibit 5.1

201 South Main Street Suite 1800 Salt Lake City, Utah
Mark E. Lehman

84111-2218 Post Office Box 45898 Salt Lake City, Utah 84145-0898 Telephone 801 532-1234 Facsimile 801 536-6111	Direct Dial (801) 532-1234 E-Mail MLehman@parsonsbehle.coml

October 10, 2008

Board of Directors

Oxygen Biotherapeutics, Inc.

3189 Airway Avenue, Building C

Costa Mesa, CA 92626

Re: Registration Statement on Form S-1

Gentlemen:

We have examined the Registration Statement on Form S-1 to the above-referenced Registration Statement (the “Amendment”) to be filed by you with the Securities and Exchange Commission on or about October 14, 2008 in connection with the registration under the Securities Act of 1933, as amended, of the shares of common stock listed blow (the “Shares”):

•	5,167,066 shares of common stock that are issued and outstanding (the “Shares”);

•	Up to 77,312,489 shares of common stock (the “Note Shares”) underlying convertible notes in the principal amount of $19,096,174;

•

Up to 50,885,845 shares issuable upon the exercise of common stock purchase warrants that have an exercise price of $0.247 per share, and up to 3,000,000 shares issuable upon the exercise of common stock purchase warrants that have an exercise price of $0.245 per share (collectively the “Warrant Shares”).

As your legal counsel, we have examined the proceedings taken by you in connection with the sale of the Shares, convertible notes and warrants listed above. It is our opinion that the Shares legally and validly issued, fully paid and non-assessable. Further, it is our opinion that the Note Shares and Warrant Shares shall be, when issued in accordance with the terms of the convertible debentures and warrants, legally and validly issued, fully paid and non-assessable.

Board of Directors

Oxygen Biotherapeutics, Inc.

October 10, 2008

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

Sincerely,

/s/ Parsons Behle & Latimer

Parsons Behle & Latimer

MEL/cm